UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Intermost Corporation
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Intermost Corporation

PROXY STATEMENT
FOR
SHAREHOLDER WRITTEN CONSENT

June 23, 2008

GENERAL INFORMATION

This Proxy Statement is furnished to you by the Board of Directors of Intermost Corporation, a Wyoming corporation (the “Company”) in connection with the solicitation of a written consent of the shareholders of the Company, of an amendment and restatement of the Articles of Incorporation of the Company to effect a five into one reverse stock split and to make certain other, primarily clerical, changes to the Company’s Articles of Incorporation, as amended to date (the “Reverse Stock Spit”)

Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of approval by written consent of the shareholders of the Company, of an amendment and restatement of the Articles of Incorporation of the Company to effect a five into one reverse stock split and to make certain other, primarily clerical changes to the Company’s Articles of Incorporation, as amended to date.

When will this action be taken?

As soon as we have received the written consent from a majority of the outstanding shares of common stock.

Why are you proposing this Action?

The Board of Directors deems it to be in the best interests of the shareholders of the Company to effect a reverse split of the common stock of the Corporation, with each shareholder receiving 1 new share of common stock of the Company for each 5 shares of common stock of the Company held by such shareholder in order to increase the marketability and attractiveness of the common stock of the Company to investors and enhance the ability of the Company to obtain future financing.

How do I give my consent?

You may give your consent by signing and returning the form of Written Consent by Shareholders enclosed with this Proxy Statement.

How do I withhold my consent; can I revoke my consent?

You may withhold your consent by not taking any action; i.e. not signing and returning the form of Written Consent by Shareholders enclosed with this Proxy Statement.  You can revoke your consent at any time prior to our taking the action to which consented.

Are you having a meeting of shareholders?

No.  We currently intend to schedule an annual general meeting of shareholders following the close of our fiscal year June 30, 2008.

How may I communicate with the Company’s Board of Directors?

You may send correspondence to the Chief Financial Officer of the Company, Mr. Thomas Lee, in care of The Corporate Law Group. 500 Airport Boulevard, Suite 120, Burlingame, California 94010.  Mr. Lee will submit your correspondence to the Board of Directors or the appropriate committee or director, as applicable.

PROPOSED ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

This Proxy Statement is furnished by the Board of Directors of the Company, to the holders of record at the close of business on June 13, 2008 (the “Record Date”) of the Company’s outstanding common stock, par value $0.001 per share (“Common Stock”).

Our Board of Directors believes that the Reverse Stock Split is in the best interests of the Company and its shareholders. The amendment to our Articles of Incorporation, the form of Amended and Restated Articles of Incorporation presented herewith and the Reverse Stock Split all have the unanimous support of our Board of Directors.  Your approval is sought by execution and return of the form of Shareholder Written Consent enclosed herewith.  As soon as we have received Shareholder Written Consents from holders of a majority of our issued and outstanding common stock, we will present the Amended and Restated Articles of Incorporation for filing.  We believe that we will receive such majority consents quickly.

The proposed amendment to our Articles of Incorporation also accomplishes some other matters concerning our Articles including, without limitation, deleting references to the original incorporator, deleting references to the initial director, deleting references to the initial agent for services of process, deleting an unnecessary reference to the commencement of business, and rewording provisions concerning the purpose of the Corporation and the designation of preferred stock.  We do not believe that any of these other changes will have any substantive impact to our Articles.

The affirmative vote of the holders of a majority of our outstanding common stock is required to adopt the resolutions set forth in the Shareholder Written Consent.  Wyoming law requires that the proposed action be approved by a majority of all shareholders.  Holders of the common stock of record as of the Record Date are entitled to submit their consent to the amendment and restatement of our Articles of Incorporation described in this Proxy Statement. Shareholders who desire to submit their consents should do so in writing no later than July 15, 2008 to the Corporation in care of The Corporate Law Group, Suite 120, Burlingame, California 94010.  A total of [213,281,873] outstanding shares of common stock, as of the Record Date will be entitled to give or withhold their consent to the proposed action described in this Proxy Statement.

We have attached hereto as Appendix A the form of shareholder written consent that we ask you to sign and return and the attached hereto as Exhibit B the form of Amended and Restated Articles of Incorporation we intend to file with the Secretary of State of the State of Wyoming if we receive written consents from holders of a majority of our common stock.

If we receive the consent sought herein, then following receipt of such majority consent and the filing of our Amended and Restated Articles of Incorporation, we will have approximately 42,656,778 shares of common stock issued and outstanding.

Possible Anti-Takeover Affect

The Reverse Stock split may be seen as an anti-takeover measure.  We are unaware of any specific effort by any third party to accumulate our securities or to obtain control over the Corporation.  The Reverse Stock Split is being proposed at this time because we believe that it will make our stock more attractive to investors.

Our Articles of Incorporation already include authorization of preferred stock, which can also be seen as an anti-takeover measure, and our Board of directors can designate the rights, preferences, privileges and restrictions of series of preferred stock without further shareholder action.  Cumulative voting is not provided for in our Articles of Incorporation or Bylaws or in the Wyoming Business Corporations Act, which also may make it harder for third parties to gain control over the Company. We do not currently have a staggered Board of Directors, and we have not adopted any shareholders rights plans, or so-called poison pills.

The proposed Reverse Stock Split should not have any direct affect on the tenure of our management and is not intended to and should not change or limit shareholder involvement in our Company.  The Reverse Stock Split should not change the relative voting power of any of our shareholders.  In connection with the Reverse Stock Split, shareholders holding an aggregate number of shares of our common stock, which when divided by 5 does not result in a whole number, will experience a slightly increased influence due to the fact that we are rounding all fractional shares up to the next nearest whole share.

For example, if you own 100 shares of our common stock pre-split, you will own 20 shares post-split (100/5 = 20).  If you own 102 shares of our common stock pre-split, you will own 21 shares post-split (102/5 = 20.4, rounded up is 21).  We currently estimate that the Reverse Stock Split will result in issuance of approximately 403 shares due to such rounding of otherwise fractional shares.

           We currently have 500,000,000 authorized shares of common stock and 5,000,000 authorized shares of undesignated preferred stock.  We currently have no shares of preferred stock issued or outstanding.  The authorized shares of common or preferred stock that are already available for issuance may be used by us to oppose a hostile takeover attempt or delay or prevent changes in the persons controlling us or removal of our management.  For example, without further shareholder approval, our Board of Directors may be able to strategically sell shares of our common or preferred stock in one or more private transactions to purchasers who would oppose a takeover or favor our current Board of Directors and management.  The Board of Directors or management may use the additional shares to resist or frustrate a third party transaction providing an above market premium that is favored by a majority of the independent shareholders.

This Proxy Statement is dated June 23, 2008 and is first being mailed to our shareholders on or about June 23, 2008. Our executive offices are located at 31st Floor, B31-23 Guomao Building, Renmin Rd. (South), Shenzhen, China 518001.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the annual meeting following the close of the 2008 fiscal year (whether or not intended for inclusion in the Company’s proxy statement and form of proxy relating to such meeting) must be received by the Company on or before June 30, 2008.  We intend to hold an annual general meeting following the close of our 2008 fiscal year.  We have not yet held an annual general meeting following the close of our 2007 fiscal year.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Common Stock

The following table is furnished as of June 13, 2008, and sets forth certain information regarding the beneficial ownership of our common stock held by each of our directors, by each of our principal shareholders and by all of our directors and executive officers as a group.

Name and Address of	Number of Shares
Beneficial Owner (1)	Beneficially Owned	Percent

Alfredo Properties Limited (2)	20,000,000	9.37%
Chu Shih-Kai	1,550,000	*
First Core Capital Finance Ltd. (2)	22,000,000	10.32%
First Federal Holding (2)	40,000,000	18.75%
Fred Peck (2)	881,950	*
Hung Ling Ling	1,540,000	*
Lai Yu Ling	1,570,000	*
Magnate Trading Services Ltd. (2)	6,666,000	3.12%
Piaster Assets Inc (2).	6,666,000	3.12%
Original Group Holdings Ltd. (2)	6,668,000	3.13%
Rocky Wulianghai	6,000,000	2.81%

*      Less than 1%.
(1)    Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of each person or group.
(2)    Fred Peck is director and shareholder of Alfredo Properties Limited and may be deemed to be the beneficial owner of the share held by Alfredo Properties Limited.  During 2007, Mr. Peck purchased 40,000,000 restricted shares in IMOT, which shares are held in name of the companies affiliated with Mr. Peck.  During 2008 Mr. Peck purchased another 881,950 shares of the Company’s common stock.

OTHER BUSINESS

The Company knows of no other matters to be submitted to Shareholders at this time.

Date: June 23, 2008		By Order of the Board of Directors
Intermost Corporation

	By:	/s/ Thomas Lee
Thomas Lee, Chief Financial Officer